Exhibit 99.1

PondelWilkinson Inc.

2945 Townsgate Road, Suite 200

Westlake Village, CA 91361

Investor Relations	T	(310) 279 5980
Strategic Public Relations	W	www.pondel.com

	CONTACTS:	Rodney C. Sacks
Chairman and Co-Chief Executive Officer
(951)739-6200
NEWS
RELEASE		Hilton H. Schlosberg
Vice Chairman and Co-Chief Executive Officer
(951)739-6200

Roger S. Pondel / Judy Lin Sfetcu
PondelWilkinson Inc.
(310)279-5980

MONSTER BEVERAGE REPORTS 2022 FIRST QUARTER RESULTS

-- Record First Quarter Net Sales Rise 22.1 Percent to $1.52 Billion –

-- Company Completes its Acquisition of CANarchy Craft Brewery Collective LLC –

– Company Plans Price Increase in the United States Effective September 1, 2022 –

Corona, CA – May 5, 2022 – Monster Beverage Corporation (NASDAQ: MNST) today reported financial results for the three-months ended March 31, 2022.

The Company achieved record first quarter net sales of $1.52 billion in the 2022 first quarter, 22.1 percent higher than net sales of $1.24 billion in the 2021 comparable period.

In the first quarter of 2022, the Company experienced significant increases in costs of sales relative to the comparative 2021 first quarter, primarily due to increased freight rates and fuel costs, including costs relating to the importation of aluminum cans as well as aluminum can costs attributable to higher aluminum commodity pricing. The Company also experienced significant increases in ingredients and other input costs, including secondary packaging materials, co-packing fees and production inefficiencies, which adversely impacted cost of sales. Furthermore, the Company experienced significant increases in distribution expenses including increased fuel, freight and warehousing costs, which adversely impacted operating expenses.

The Company continues to address the controllable challenges in its supply chain.

On February 17, 2022, the Company completed its previously announced acquisition of CANarchy Craft Brewery Collective LLC, a craft beer and hard seltzer company, for $330.4 million in cash, subject to adjustments.

As of March 31, 2022, the Company had $1.01 billion in cash and cash equivalents, $1.72 billion in short-term investments and $65.7 million in long-term investments.

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First Quarter Results

Net sales for the 2022 first quarter increased 22.1 percent to $1.52 billion from $1.24 billion in the comparable period last year. Net changes in foreign currency exchange rates had an unfavorable impact on net sales for the 2022 first quarter of $32.9 million.

Net sales for the Company’s Monster Energy® Drinks segment, which primarily includes the Company’s Monster Energy® drinks, Reign Total Body Fuel® high performance energy drinks and True North® Pure Energy Seltzer energy drinks, increased 20.0 percent to $1.40 billion for the 2022 first quarter, from $1.17 billion for the 2021 first quarter. Net changes in foreign currency exchange rates had an unfavorable impact on net sales for the Monster Energy® Drinks segment of approximately $29.6 million for the 2022 first quarter.

Net sales for the Company’s Strategic Brands segment, which primarily includes the various energy drink brands acquired from The Coca-Cola Company, as well as the Company’s affordable energy brands, increased 36.6 percent to $92.6 million for the 2022 first quarter, from $67.8 million in the 2021 first quarter. Net changes in foreign currency exchange rates had an unfavorable impact on net sales for the Strategic Brands segment of approximately $3.3 million for the 2022 first quarter.

Net sales for the Alcohol Brands segment which is comprised of the various craft beers and hard seltzers purchased as part of the CANarchy transaction on February 17, 2022, were $15.2 million for the 2022 first quarter.

Net sales for the Company’s Other segment, which includes certain products of American Fruits and Flavors, LLC, a wholly owned subsidiary of the Company, sold to independent third-party customers (the “AFF Third-Party Products”), increased to $5.9 million for the 2022 first quarter, from $5.7 million in the 2021 first quarter.

Net sales to customers outside the United States increased 20.4 percent to $553.4 million in the 2022 first quarter, from $459.4 million in the 2021 first quarter. Such sales were approximately 36 percent of total net sales in the 2022 first quarter, compared with 37 percent in the 2021 first quarter.

Gross profit, as a percentage of net sales, for the 2022 first quarter was 51.1 percent, compared with 57.5 percent in the 2021 first quarter. The decrease in gross profit percentage for the 2022 first quarter was primarily the result of increased freight rates and fuel costs, including costs relating to the importation of aluminum cans, increased aluminum can costs attributable to higher aluminum commodity pricing, increased ingredient and other input costs, including secondary packaging materials, increased co-packing fees, production inefficiencies and geographical sales mix. The decrease in gross profit as a percentage of net sales for the 2022 first quarter was partially offset by pricing actions.

Operating expenses for the 2022 first quarter were $377.2 million, compared with $300.8 million in the 2021 first quarter. The increase in operating expenses for the 2022 first quarter was primarily due to increased out-bound freight, freight inefficiencies and warehouse costs, increased expenditures for travel and entertainment, increased payroll expenses, increased professional service expenses, including accounting and legal costs, increased commissions and increased sponsorships and endorsements.

Operating expenses as a percentage of net sales for the 2022 first quarter were 24.8 percent, compared with 24.2 percent in the 2021 first quarter. Operating expenses as a percentage of net sales for the 2019 first quarter (pre COVID-19) were 27.7 percent.

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Distribution costs for the 2022 first quarter increased to $81.4 million, an increase of 49.7 percent, or 5.4 percent of net sales, compared with $54.4 million, or 4.4 percent of net sales in the 2021 first quarter, and 3.8 percent of net sales in the 2019 first quarter (pre COVID-19).

Selling expenses as a percentage of net sales for the 2022 first quarter were 8.6 percent, compared with 9.2 percent in the 2021 first quarter, and 11.0 percent in the 2019 first quarter (pre COVID-19).

General and administrative expenses for the 2022 first quarter were $165.4 million, or 10.9 percent of net sales, compared with $131.9 million, or 10.6 percent of net sales, for the 2021 first quarter. Stock-based compensation was $16.3 million for the 2022 first quarter, compared with $18.4 million in the 2021 first quarter.

Operating income for the 2022 first quarter decreased to $399.5 million, from $414.1 million in the 2021 first quarter, primarily due to the Company’s operations in EMEA and Asia Pacific.

The effective tax rate for the 2022 first quarter was 25.0 percent, compared with 23.8 percent in the 2021 first quarter.

Net income for the 2022 first quarter decreased 6.7 percent to $294.2 million, from $315.2 million in the 2021 first quarter. Net income per diluted share for the 2022 first quarter decreased 6.8 percent to $0.55, from $0.59 in the first quarter of 2021.

Rodney C. Sacks, Chairman and Co-Chief Executive Officer, said: “We are pleased to report that net sales grew 22.1 percent in the 2022 first quarter to a record $1.52 billion.

“The global energy drink category continues its growth trend, and we remain well placed to capitalize on this growth with our Monster Energy® family of brands, as well as our Strategic and Affordable energy brands.

“We launched a number of new products and expanded distribution of our brands in many international markets in the first quarter of 2022.  In the United States, we launched Monster Energy® Ultra Peachy Keen®, Juice Monster® Aussie Style Lemonade™, Rehab® Monster® Watermelon and Reign Reignbow Sherbet™. In February 2022, we launched True North® Pure Energy Seltzers nationally in four 12 oz. flavors through The Coca-Cola distribution system. At the end of the first quarter, we launched two new ready-to-drink Nitro infused coffee products, Java Monster® Cold Brew Latte and Java Monster® Cold Brew Sweet Black.

“We completed our acquisition of CANarchy Craft Brewery Collective LLC on February 17, 2022. We remain encouraged with the opportunities this acquisition presents to us in the alcohol space and the potential through their distribution network,” Sacks added.

Vice Chairman and Co-Chief Executive Officer Hilton H. Schlosberg said: “We were able to steadily rebuild inventories in the 2022 first quarter, while at the same time meeting strong customer demand. Significant increases in freight-in and fuel costs, as well as other input costs continue to impact costs of sales. The shortage of shipping containers and global port congestion remain a challenge, with the need for airfreighting of certain ingredients. We believe that some of the increased costs that we are experiencing are likely to be transitory, as we begin to decrease our reliance on the use of imported aluminum cans, as well as increasing our inventory levels in closer proximity to our customers. Increases in fuel and freight costs continue to adversely impact costs of sales and operating expenses.

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“We continue to implement measures to mitigate the impact of increased costs experienced in our supply chain through reductions in promotions and other pricing actions in the United States and in EMEA. In the United States, we are planning for a market wide increase in pricing effective September 1, 2022,” Schlosberg added.

Share Repurchase Program

No shares of the Company’s common stock were repurchased during the 2022 first quarter. As of May 5, 2022, approximately $441.5 million remained available for repurchase under the previously authorized repurchase program.

Investor Conference Call

The Company will host an investor conference call today, May 5, 2022, at 2:00 p.m. Pacific Time (5:00 p.m. Eastern Time). The conference call will be open to all interested investors through a live audio web broadcast via the internet at www.monsterbevcorp.com in the “Events & Presentations” section. For those who are not able to listen to the live broadcast, the call will be archived for approximately one year on the website.

Monster Beverage Corporation

Based in Corona, California, Monster Beverage Corporation is a holding company and conducts no operating business except through its consolidated subsidiaries. The Company’s subsidiaries develop and market energy drinks, including Monster Energy® energy drinks, Monster Energy Ultra® energy drinks, Juice Monster® Energy + Juice energy drinks, Java Monster® non-carbonated coffee + energy drinks, Espresso Monster® non-carbonated espresso + energy drinks, Rehab® Monster® non-carbonated energy drinks, Monster Hydro® Energy Water non-carbonated refreshment + energy drinks, Monster Hydro Super Sport® Superior Hydration non-carbonated refreshment + energy drinks, Monster HydroSport Super Fuel® non-carbonated advanced hydration + energy drinks, Monster Dragon Iced Tea® non-carbonated energy teas, Muscle Monster® non-carbonated energy shakes, Monster Energy® Nitro energy drinks, Reign Total Body Fuel® high performance energy drinks, Reign Inferno® thermogenic fuel high performance energy drinks, True North® Pure Energy Seltzer energy drinks, NOS® energy drinks, Full Throttle® energy drinks, Burn® energy drinks, Samurai® energy drinks, Relentless® energy drinks, Mother® energy drinks, Play® and Power Play® (stylized) energy drinks, BU® energy drinks, Nalu® energy drinks, BPM® energy drinks, Gladiator® energy drinks, Ultra Energy® energy drinks, Live+® energy drinks, Predator® energy drinks and Fury® energy drinks. The Company acquired CANarchy Craft Brewery Collective LLC in February 2022 and added a number of craft beers and hard seltzers to its product portfolio. For more information visit, www.monsterbevcorp.com.

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Caution Concerning Forward-Looking Statements

Certain statements made in this announcement may constitute “forward-looking statements” within the meaning of the U.S. federal securities laws, as amended, regarding the expectations of management with respect to our future operating results and other future events including revenues and profitability. The Company cautions that these statements are based on management’s current knowledge and expectations and are subject to certain risks and uncertainties, many of which are outside of the control of the Company, that could cause actual results and events to differ materially from the statements made herein. Such risks and uncertainties include, but are not limited to, the following: the impact of rising costs and inflation on the discretionary income of our consumers, particularly the rising cost of gasoline; the impact of the military conflict in Ukraine, including supply chain disruptions, volatility in commodity prices, increased economic uncertainty and escalating geopolitical tensions; the direct and indirect impacts of the human and economic consequences of the COVID-19 pandemic, as well as measures that may be taken in the future by governments, and consequently, businesses (including the Company and its suppliers, bottlers/distributors, co-packers and other service providers), and the public at large to limit the COVID-19 pandemic; our extensive commercial arrangements with The Coca-Cola Company (TCCC) and, as a result, our future performance’s substantial dependence on the success of our relationship with TCCC; our ability to implement our growth strategy, including expanding our business in existing and new sectors, such as the alcoholic beverage sector; the inherent operational risks presented by the alcoholic beverage industry that may not be adequately covered by insurance or lead to litigation relating to the abuse or misuse of our products; our ability to successfully integrate CANarchy and other acquired businesses or assets; exposure to significant liabilities due to litigation, legal or regulatory proceedings; intellectual property injunctions; unanticipated litigation concerning the Company’s products; the current uncertainty and volatility in the national and global economy; changes in consumer preferences; adverse publicity surrounding obesity and health concerns related to our products, product safety and quality, water usage, environmental impact and sustainability, human rights, our culture, workforce and labor and workplace laws; changes in demand due to both domestic and international economic conditions; activities and strategies of competitors, including the introduction of new products and competitive pricing and/or marketing of similar products; unanticipated costs incurred in connection with the termination of existing distribution agreements or the transition to new distributors; changes in the price and/or availability of raw materials; other supply issues, including the availability of products and/or suitable production facilities including limitations on co-packing availability including retort production; product distribution and placement decisions by retailers; the effects of retailer and/or bottler/distributor consolidation on our business; unilateral decisions by bottlers/distributors, buying groups, convenience chains, grocery chains, mass merchandisers, specialty chain stores, e-commerce retailers, e-commerce websites, club stores and other customers to discontinue carrying all or any of our products that they are carrying at any time, restrict the range of our products they carry, impose restrictions or limitations on the sale of our products and/or the sizes of containers for our products and/or devote less resources to the sale of our products; changes in governmental regulation; the imposition of new and/or increased excise sales and/or other taxes on our products; our ability to adapt to the changing retail landscape with the rapid growth in e-commerce retailers and e-commerce websites; criticism of energy drinks and/or the energy drink market generally; changes in U.S. tax laws as a result of any legislation proposed by the current U.S. presidential administration or U.S. Congress; the impact of proposals to limit or restrict the sale of energy drinks to minors and/or persons below a specified age and/or restrict the venues and/or the size of containers in which energy drinks can be sold; possible recalls of our products and/or the consequences and costs of defective production; or our ability to absorb, reduce or pass on to our bottlers/distributors increases in commodity costs, including freight costs. For a more detailed discussion of these and other risks that could affect our operating results, see the Company’s reports filed with the Securities and Exchange Commission, including our annual report on Form 10-K for the year ended December 31, 2021. The Company’s actual results could differ materially from those contained in the forward-looking statements. The Company assumes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

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MONSTER BEVERAGE CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME AND OTHER INFORMATION

FOR THE THREE-MONTHS ENDED MARCH 31, 2022 AND 2021

(In Thousands, Except Per Share Amounts) (Unaudited)

	Three-Months Ended
	March 31,
	2022	2021
Net sales[1]	$1,518,574	$1,243,816

Cost of sales	741,907	528,881

Gross profit[1]	776,667	714,935
Gross profit as a percentage of net sales	51.1%	57.5%

Operating expenses	377,178	300,789
Operating expenses as a percentage of net sales	24.8%	24.2%

Operating income[1]	399,489	414,146
Operating income as a percentage of net sales	26.3%	33.3%

Interest and other expense, net	7,300	759

Income before provision for income taxes[1]	392,189	413,387

Provision for income taxes	97,986	98,193
Income taxes as a percentage of income before taxes	25.0%	23.8%

Net income	$294,203	$315,194
Net income as a percentage of net sales	19.4%	25.3%

Net income per common share:
Basic	$0.56	$0.60
Diluted	$0.55	$0.59

Weighted average number of shares of common stock and common stock equivalents:
Basic	529,405	528,195
Diluted	535,554	534,982

Case sales (in thousands) (in 192-ounce case equivalents)	168,793	138,566
Average net sales per case[2]	$8.87	$8.94

1Includes $10.0 million and $10.4 million for the three-months ended March 31, 2022 and 2021, respectively, related to the recognition of deferred revenue.

2Excludes Alcohol segment net sales of $15.2 million for the three-months ended March 31, 2022, as these sales do not have unit case equivalents. Excludes certain Other segment net sales of $5.9 million and $5.7 million for the three-months ended March 31, 2022 and 2021, respectively, comprised of net sales of AFF Third-Party Products to independent third-party customers, as these sales do not have unit case equivalents.

MONSTER BEVERAGE CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

AS OF MARCH 31, 2022 AND DECEMBER 31, 2021

(In Thousands, Except Par Value) (Unaudited)

	March 31, 2022	December 31, 2021
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$1,014,786	$1,326,462
Short-term investments	1,717,648	1,749,727
Accounts receivable, net	1,039,780	896,658
Inventories	821,132	593,357
Prepaid expenses and other current assets	110,327	82,668
Prepaid income taxes	39,993	33,238
Total current assets	4,743,666	4,682,110

INVESTMENTS	65,652	99,419
PROPERTY AND EQUIPMENT, net	407,391	313,753
DEFERRED INCOME TAXES	225,221	225,221
GOODWILL	1,411,928	1,331,643
OTHER INTANGIBLE ASSETS, net	1,232,113	1,072,386
OTHER ASSETS	101,488	80,252
Total Assets	$8,187,459	$7,804,784

LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
Accounts payable	$438,256	$404,263
Accrued liabilities	234,111	210,964
Accrued promotional allowances	270,785	211,461
Deferred revenue	42,540	42,530
Accrued compensation	37,551	65,459
Income taxes payable	21,118	30,399
Total current liabilities	1,044,361	965,076

DEFERRED REVENUE	238,241	243,249

OTHER LIABILITIES	38,185	29,508

STOCKHOLDERS' EQUITY:
Common stock - $0.005 par value; 1,250,000 shares authorized; 640,528 shares issued and 529,642 shares outstanding as of March 31, 2022; 640,043 shares issued and 529,323 shares outstanding as of December 31, 2021	3,203	3,200
Additional paid-in capital	4,673,302	4,652,620
Retained earnings	8,103,752	7,809,549
Accumulated other comprehensive loss	(72,145)	(69,165)
Common stock in treasury, at cost; 110,886 shares and 110,720 shares as of March 31, 2022 and December 31, 2021, respectively	(5,841,440)	(5,829,253)
Total stockholders' equity	6,866,672	6,566,951
Total Liabilities and Stockholders’ Equity	$8,187,459	$7,804,784